EXHIBIT 21

LIST OF SUBSIDIARIES

The following is a list of certain subsidiaries of the registrant and their respective states or countries of incorporation (100% owned unless otherwise indicated):

Duke Capital LLC (Delaware)

Pan Energy (Delaware)

Duke Energy Services (Delaware)

Duke Energy Field Services LLC (Delaware)

DEFS Holding 1 LLC (Delaware)

Duke Energy International (Europe) Holdings ApS (Denmark)

Duke Energy International Latin America, Ltd. (Bermuda)

Duke Energy Marshall County LLC (Delaware)

Duke Energy Southaven LLC (Delaware)

Duke Energy Hot Spring LLC (Delaware)

Duke Energy Enterprise LLC (Delaware)

Duke Energy Grays Harbor LLC (Delaware)

Duke Energy Mopa LLC (Delaware)

Duke Energy Sandersville LLC (Delaware)

DENA Partners Holding, LLC (Delaware)

Duke Energy Luna LLC (Delaware)

DE Power Generating, LLC (Delaware)

Duke Energy Gas Transmission Corporation (Delaware)

Duke Energy Gas Transmission LP (Delaware)

Catawba River Investments II LLC (Delaware)

Texas Eastern Transmission, LP (Delaware)

Union Gas Ltd. (Canada)

DETMI Management Incorporated (Colorado)

Duke Energy North America, LLC (Delaware)

Duke Energy Trading and Marketing, LLC (Delaware) (approximately 60% owned by Duke Energy)

Westcoast Energy Inc. (Canada), with the following assumed names: Duke Energy, Duke Energy Gas

Transmission Canada, Duke Energy Gas Transmission, National Claims Service and Westcoast Energy, Pipeline Division